Exhibit 4.5

RULES OF THE

BRITISH SKY BROADCASTING GROUP

MANAGEMENT LONG-TERM INCENTIVE PLAN

Adopted by the Remuneration Committee, on behalf of the Board on 3 November 2005.

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RULES OF THE BRITISH SKY BROADCASTING GROUP

MANAGEMENT LONG-TERM INCENTIVE PLAN

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions: The words and expressions used in this Plan which have capital letters have the meanings set out in the Appendix. Words and expressions not otherwise defined have the same meaning they have in the Taxes Act.

1.2	Interpretation: In these Rules:

	1.2.1	the headings are for the sake of convenience only and should be ignored when construing the Rules;

	1.2.2	reference to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time, and shall include any regulations or other subordinate legislation made under them; and

	1.2.3	the Interpretation Act 1978 shall apply with the necessary changes as if these Rules were an Act of Parliament.

2.	GRANT OF AWARDS

2.1	Grant of Awards : The Grantor may grant to any Eligible Employee nominated by the Chief Executive or, if the Eligible Employee falls within its remit, the Remuneration Committee in its absolute discretion an Award or Awards over such whole number of Shares as the Remuneration Committee may decide.

2.2	Period for granting Awards : Awards may be granted at any time before the end of the Plan Period.

2.3	Conditions to be satisfied on the exercise or vesting of Awards : The Grantor shall grant an Award subject to such conditions as the Chief Executive or, if the Eligible Employee falls within its remit, the Remuneration Committee shall decide which must be met before some or all of the Award may be exercised or may vest. Such conditions:

	2.3.1	must be objective and stated in writing at the Date of Grant; and

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	2.3.2	may not be waived or amended by the Grantor unless:

		(i)	an event occurs which causes the Chief Executive or, if the Eligible Employee falls within its remit, the Remuneration Committee to consider that a waiver of or amendment to the conditions would be a fairer measure of performance; and

		(ii)	the Chief Executive or, if the Eligible Employee falls within its remit, the Remuneration Committee reasonably considers that a waiver of or amendment to the conditions would not make the conditions more difficult to satisfy.

2.4	Approvals and consents: The grant of an Award shall be subject to obtaining any approval or consent required under the provisions of the Listing Rules of the UK Listing Authority or of the City Code on Take-overs and Mergers or of any other applicable regulations or enactments.

2.5	Award certificates and payment for Awards : The Grantor shall grant Awards by deed in such form as the Chief Executive or, if the Eligible Employee falls within its remit, the Remuneration Committee shall decide. A single deed of grant may be executed in favour of any number of Participants. Each Participant shall on, or as soon as possible after, the Date of Grant be given (i) an award certificate as evidence of the grant of an Award; and (ii) if appropriate, a notice of exercise. The award certificate shall state whether the Award is in the form of a Nil Price Option or a Contingent Award and refer to the performance condition(s) applicable to the Award as imposed under Rule 2.3. If the Award is in the form of a Contingent Award, any vesting schedule for that Award shall also be stated in the award certificate. There shall be no payment for the grant of an Award.

2.6	Awards not pensionable and personal to Participants : An Award, which is not pensionable, is personal to the Participant to whom it is granted and may not, nor any rights in respect of it, be transferred or otherwise disposed of to any other person except that, on the death of a Participant, an Award may be transmitted to his personal representatives.

2.7	Disclaimer of Awards : A Participant may disclaim his Award, in whole or in part, in writing to the Secretary of the Company within 30 days after the Date of Grant. No

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consideration shall be paid for the disclaimer of the Award which shall be deemed, to the extent that it has been disclaimed, never to have been granted.

3.	SHARES

Awards may only be made over existing Shares (other than treasury Shares). Awards may not be made over unissued Shares or treasury Shares nor satisfied by the allotment of Shares or transfer of treasury Shares.

4.	RIGHTS OF EXERCISE OR VESTING AND LAPSE OF AWARDS

4.1	General rules for exercise and vesting : An Award:

	4.1.1	shall not, subject to Rules 4.3 and 4.4, be exercised or vest earlier than such date as is determined by the Chief Executive or, if the Participant falls within its remit, the Remuneration Committee;

	4.1.2	may only be exercised or vest whilst the Participant is a director or employee of a Participating Company or an Associated Company or if he has ceased to be such in one of the circumstances set out in Rule 4.2;

	4.1.3	may only be exercised or vest if the conditions (as amended, if appropriate) imposed under Rule 2.3 and not waived have been fulfilled to the satisfaction of the Remuneration Committee EXCEPT if the Award is exercised or vests early under Rule 4.3 or Rule 4.4 respectively;

	4.1.4	will, in the case of a Contingent Award, vest in accordance with any vesting schedule set out in the award certificate.

4.2	Compassionate circumstances : An Award will remain capable of exercise or vesting if a Participant ceases to be a director or employee of a Participating Company or an Associated Company in one of the following circumstances:

	4.2.1	death;

	4.2.2	ill health, injury, disability or pregnancy;

	4.2.3	redundancy within the meaning of the Employment Rights Act 1996;

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4.2.4	retirement whether at Pensionable Age or at any other age at which the Participant is bound or entitled to retire in accordance with the terms of his contract of employment;

4.2.5	early retirement by agreement with the company which employs him;

4.2.6	the company which employs him ceasing to be under the Control of the Company or such company ceasing to be an Associated Company;

4.2.7	the transfer or sale of the undertaking or part-undertaking in which he is employed to a person who is neither under the Control of the Company nor an Associated Company; or

4.2.8	any reason other than the reasons specified in Rule 4.2.1 to 4.2.7 at the discretion of the Chief Executive or, if the Participant falls within its remit, the Remuneration Committee, such discretion to be exercised within 28 days of the cessation of office or employment.

SAVE THAT (unless the Chief Executive or, if the Participant falls within its remit, the Remuneration Committee determines otherwise)[1] if cessation occurs before the third anniversary of the Date of Grant the number of Shares over which a Nil Price Option can be exercised or the number of Shares which can vest under a Contingent Award shall, after taking into account any limitation on exercise or vesting imposed under Rule 2.3, be reduced pro rata to the number of days of service (including weekends) from the Date of Grant to cessation compared to the number of days from the Date of Grant to the third anniversary of that date.

4.3	Early exercise of Nil Price Options: Subject to Rule 4.5, an Award in the form of a Nil Price Option may, at the discretion of the Chief Executive or, if the Participant falls within its remit, the Remuneration Committee, be exercised to the extent permitted by the Chief Executive or Remuneration Committee (as appropriate):

	4.3.1	within the period of 6 months following the date on which a person who made an offer to acquire Shares (which was either unconditional or was made on a condition such that if it were satisfied the person making the offer would have Control of the Company), has obtained Control of the Company and any condition subject to which the offer is made has been satisfied. For the purpose

[1] This permits awards to be pro-rated over a vesting period that is shorter than 3 years from the date of grant.

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of this Rule 4.3.1 a person shall be deemed to have obtained Control of the Company if he and others acting in concert (as defined by the City Code on Take-overs and Mergers) with him have together obtained Control of it;

4.3.2	at any time during which any person who has become bound or entitled to acquire Shares under Sections 428 to 430F of the Companies Act 1985 or Articles 421 to 423 of the Companies (Northern Ireland) Order 1986 remains so bound or entitled;

4.3.3	conditionally from the date on which the court orders a shareholders’ meeting to sanction a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies under Section 425 of the Companies Act 1985 until 12 noon on the day immediately preceding the date of the shareholders’ meeting. Any Nil Price Option not exercised by the end of that period shall, if the compromise or arrangement is sanctioned, cease to be exercisable and shall lapse on the expiry of the period of 6 months beginning with the time when the court sanctioned the compromise or arrangement. The Board shall try to procure that the proposal, in so far as it relates to the holders of the Shares, shall be extended to each Participant who shall have conditionally exercised his Nil Price Options prior to 12 noon on the day immediately before the date of the shareholders’ meeting;

4.3.4	at any time before a resolution for the voluntary winding-up of the Company, of which the Company shall give notice to all Participants, has been passed or defeated or the meeting concluded or adjourned indefinitely, conditionally on the resolution being passed. If such resolution is passed all Nil Price Options shall, to the extent that they have not been exercised, lapse at the expiry of 2 months from the date of the resolution;

4.3.5	in the period beginning 3 months before and ending 3 months after the transfer of a Participant to a country outside the United Kingdom who continues or will continue to hold an office or employment with a Participating Company or an Associated Company as a result of that transfer and will either:

(i) become subject to income tax on his remuneration in the country to which he is transferred such that he will suffer a tax disadvantage upon exercising his Nil Price Option following the transfer; or

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(ii) becomes subject to restrictions on his ability to exercise his Nil Price Option or to deal in the Shares that may be acquired upon the exercise of that Nil Price Option because of, or in consequence of, the securities laws or exchange control laws of the country to which he is transferred.

4.4	Early vesting of Contingent Awards: Subject to Rule 4.5, an Award in the form of a Contingent Award may, at the discretion of the Chief Executive or, if the Participant falls within its remit, the Remuneration Committee, vest to the extent permitted by the Chief Executive or the Remuneration Committee (as appropriate) as follows:

	4.4.1	on the first day of the 6 month period referred to in Rule 4.3.1;

	4.4.2	on the first day on which any person becomes bound or entitled to acquire Shares under Sections 428 to 430F of the Companies Act 1985;

	4.4.3	on the day on which a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies under Section 425 of the Companies Act 1985 is sanctioned by shareholders;

	4.4.4	on the day on which shareholders sanction the voluntary winding-up of the Company; and

	4.4.5	on the day the Chief Executive or the Remuneration Committee (as appropriate) exercises its discretion for the purposes of Rule 4.3.5.

4.5	Internal reorganisations

In the event that:

	4.5.1	a company (the “ Acquiring Company ”) is expected to obtain Control of the Company as a result of an offer referred to in Rule 4.3.1 or a compromise or arrangement referred to in Rule 4.3.3; and

	4.5.2	at least 75% of the shares in the Acquiring Company are expected to be held by substantially the same persons who immediately before the obtaining of Control of the Company were shareholders in the Company then the Chief Executive or, if the Participant falls within its remit, the Remuneration Committee, with the consent of the Acquiring Company, may decide before the obtaining of such Control that a Nil Price Option will not become exercisable under Rule 4.3.1 or Rule 4.3.3 or, in the case of a Contingent Award, will not vest under Rule 4.4.1 or Rule 4.4.3 but will be automatically surrendered in consideration for the grant

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of a new award which the Committee determines is equivalent to the Award it replaces except that it will be over shares in the Acquiring Company or some other company.

The Rules will apply to any new award granted under this Rule 4.5 as if references to Shares were references to shares over which the new award is granted and references to the Company were references to the company whose shares are subject to the new award.

4.6	Cessation following pregnancy: For the purposes of Rule 4.2.2, a woman who leaves employment because of pregnancy will be regarded as having left employment on the day on which she indicates either that she does not intend to return to work or that she will not be returning to work. If she does not give such indication she will be treated as having left employment on the day after the day on which maternity pay under the Employment Rights Act 1996 ceases to be payable, or if later, any other date on which any maternity pay ceases to be payable by her employer.

4.7	Lapsing of Awards : Awards shall lapse to the extent not already exercised or vested on the earliest of the following events occurring:

	4.7.1	in respect of a Nil Price Option, the earlier of: i) any date of lapse specified in the deed granting an Award; and ii) the fourth anniversary of the Date of Grant;

	4.7.2	in respect of a Contingent Award, on the day it is determined that it will not vest;

	4.7.3	in respect of a Nil Price Option, the expiry of any of the periods specified in Rules 4.3.1, 4.3.2 and 4.3.3 or as specified in Rule 4.3.4 and, in respect of a Contingent Award, to the extent not vested on the day after the day specified in Rules 4.4.1 to 4.4.5;

	4.7.4	the Participant ceasing to hold an office or employment with a Participating Company or an Associated Company in any circumstances other than :

(i)	for any reason specified in Rules 4.2.1 to 4.2.8 (including where the Remuneration Committee has exercised its discretion under Rule 4.2.8); or

(ii)	for any reason whatsoever during any of the periods specified in Rules 4.3.1 to 4.3.5 inclusive;

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	4.7.5	in respect of a Nil Price Option, if the Participant ceases to hold an office or employment with a Participating Company or an Associated Company for any reason specified in Rules 4.2.1 to 4.2.8 and:

(i) such cessation occurs on or before the date on which the Nil Price Option first becomes exercisable under Rule 4.1.1, the expiry of one month following such date; or

(ii) such cessation occurs after the date on which the Nil Price Option first becomes exercisable under Rule 4.1.1, the expiry of one month following such cessation;

	4.7.6	subject to Rule 4.3.4 in respect of a Nil Price Option, and subject to Rule 4.4.4 in respect of a Contingent Award, the passing of an effective resolution, or the making of an order by the court, for the winding-up of the Company;

	4.7.7	to the extent the Award does not become exercisable or vest in full as a result of the failure to satisfy the performance condition(s) applicable to the Award imposed under Rule 2.3;

	4.7.8	the Participant being deprived of the legal or beneficial ownership of the Award by operation of law, or doing or omitting to do anything which causes him to be so deprived or being declared bankrupt; and

	4.7.9	the Participant purporting to transfer or dispose of the Award or any rights in respect of it other than as permitted under Rule 2.6.

5.	EXERCISE OR VESTING OF AWARDS

5.1	Exercise or vesting in whole or in part: Subject to Rules 4.3 and 4.4, an Award may be exercised or may vest in whole or in part.

5.2	Manner of exercise : To exercise an Award which takes the form of a Nil Price Option in whole or in part, the Participant must deliver to the address specified in the notice of exercise:

	5.2.1	an Award certificate covering at least all the Shares over which the Award is then to be exercised;

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	5.2.2	the notice of exercise in the prescribed form properly completed and signed by the Participant (or by his duly authorised agent).

5.3	Award Exercise Date or Award Vesting Date : In the case of an Award in the form of a Nil Price Option, the Award Exercise Date shall be the date of receipt of all the items referred to in Rule 5.2. In the case of an Award in the form of a Contingent Award, the Award Vesting Date shall, subject to Rule 4.4, be the date, or dates if set out in a vesting schedule, stated on the award certificate; UNLESS, in either case, conditions must be fulfilled before an Award may be exercised or may vest, in which case the Award shall not be treated as exercised or vested unless and until the Chief Executive or, if the Participant falls within its remit, the Remuneration Committee is satisfied that those conditions have been fulfilled.

5.4	Transfer of Shares: Subject to Rule 5.5, the Grantor shall procure the transfer of any Shares to be transferred to a Participant (or his nominee) pursuant to the exercise or vesting of an Award within 30 days following the Award Exercise Date or Award Vesting Date.

5.5	Consents : The transfer of any Shares under the Scheme shall be subject to obtaining any such approval or consent as is mentioned in Rule 2.4.

5.6	Ranking of Shares : Shares which are transferred under the Scheme shall not be entitled to any rights attaching to Shares by reference to a record date preceding the Award Exercise Date or the Award Vesting Date.

5.7	Payment of Taxes: The exercise of a Nil Price Option or the vesting of a Contingent Award is subject to any withholding that may be necessary on account of a Participant’s Tax Liability in respect of the relevant Award. The Company or any relevant Participating Company shall make arrangements to sell on behalf of the Participant such number of Shares acquired on the exercise of a Nil Price Option or the vesting of a Contingent Award as is necessary to discharge the Participant’s Tax liability except to the extent that the Participant agrees to fund all or part of his Tax Liability in a different manner.

6.	ADJUSTMENT OF AWARDS

6.1	Variation in equity share capital : If there is a Variation:

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	6.1.1	the number of Shares over which an Award is granted; and

	6.1.2	where an Award has been exercised or has vested but at the date of the Variation no Shares have been transferred pursuant to such exercise, the number of Shares which may be so transferred,

shall be adjusted in such manner as the Chief Executive, or if the Participant falls within its remit, the Remuneration Committee shall determine.

6.2	Notifying Participants of adjustments: The Grantor may take such steps as it may consider necessary to notify Participants of any adjustment made under this Rule 6 and to call in, cancel, endorse, issue or re-issue any award certificate as a result of such adjustment.

7.	ADMINISTRATION

7.1	Notices: Any notice or other communication in connection with the Plan may be given:

	7.1.1	by personal delivery; or

	7.1.2	by sending the same by post:

(i) in the case of a company, to its registered office; and

(ii) in the case of an individual, to his last known address, or, where he is a director or employee of a Participating Company or an Associated Company, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment;

Where a notice or other communication is given by first-class post, it shall be deemed to have been received 72 hours after it was put into the post properly addressed and stamped.

	7.1.3	by electronic communication to their usual business/work address or such other address for the time being notified for that purpose to the person giving the notice.

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Where notice is given by electronic communication, in the absence of evidence to the contrary, it will be deemed to have been received on the day after sending.

7.2	Documents sent to shareholders: Participants may receive copies of any notice or document sent by the Company to the holders of Shares.

7.3	Partial exercise or vesting of Awards: In the case of the partial exercise or vesting of an Award, the Grantor may in consequence call in, endorse or cancel and re-issue, as it considers appropriate, any certificate for the balance of the Shares over which the Award was granted.

7.4	Replacement award certificates: If any award certificate shall be worn out, defaced or lost, it may be replaced on such evidence being provided as the Grantor may require.

7.5	Shares to cover Awards: The Grantor shall procure that sufficient Shares are available to satisfy all Awards granted by it.

7.6	Administration of the Plan: The Plan shall be administered by the Chief Executive or, if the Eligible Employee falls within its remit, the Remuneration Committee. The Chief Executive or, if the Eligible Employee falls within its remit, the Remuneration Committee shall have full authority, consistent with the Plan, to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such regulations for administering the Plan and such forms of exercise as it may deem necessary or appropriate. Decisions of the Chief Executive or, if the Eligible Employee falls within its remit, the Remuneration Committee shall be final and binding on all parties.

7.7	Costs of introducing and administering the Plan: The costs of introducing and administering the Plan shall be borne by the Company. However, the Company may require any Subsidiary of the Company to enter into such agreement with it as it shall deem necessary to oblige such Subsidiary to reimburse the Company for any costs borne by the Company directly or indirectly in respect of such Subsidiary’s officers or employees. The Company may also enter into a similar agreement with any Participating Company or Associated Company which is not a Subsidiary of the Company.

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8.	AMENDING THE PLAN

8.1	The Board’s power to amend the Plan: Subject to the provisions of Rule 8.2 the Board may at any time alter, delete or add to all or any of the provisions of the Plan in any respect.

8.2	Participants’ approval: No alteration, deletion or addition shall be made under Rule 8.1 which would abrogate or adversely affect the subsisting rights of a Participant unless it is made:

	8.2.1	with the consent in writing of such number of Participants as hold Awards under the Plan to acquire 75 per cent of the Shares which would be issued or transferred if all Awards granted and subsisting under the Plan were exercised or had vested in full (ignoring any conditions which may be attached to their exercise); or

	8.2.2	by a resolution at a meeting of Participants passed by not less than 75 per cent of the Participants who attend and vote either in person or by proxy,

and for the purpose of this Rule 8.2 the provisions of the Articles of Association of the Company relating to shareholder meetings shall apply with the necessary changes.

8.3	Notice of amendments: Participants shall be given written notice of any alteration, deletion or addition under Rule 8.1 as soon as reasonably practicable after they have been made.

8.4	Prohibited amendment: No alteration shall be made to the Plan if, as a result of the alteration, the Plan would cease to be an Employees’ Share Scheme.

9.	GENERAL

9.1	Termination of the Plan: The Plan shall terminate following the end of the Plan Period or at any earlier time by the passing of a resolution by the Board. Termination of the Plan shall not affect the subsisting rights of Participants.

9.2	The Plan and funding the purchase of Shares: The Company and any Subsidiary of the Company may provide money to the trustees of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section

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153 of the Companies Act 1985. In addition, the Company may require any Subsidiary to enter into such other agreement or agreements as it shall deem necessary to oblige such Subsidiary to reimburse the Company for any other amounts paid by the Company in relation to the Plan, directly or indirectly in respect of such Subsidiary’s officers or employees. The Company may also enter into a similar agreement or agreements with any Participating Company or Associated Company which is not a Subsidiary of the Company.

9.3	Rights of Participants and Eligible Employees: Nothing in the Plan shall be deemed to give any officer or employee of any Participating Company or Associated Company any right to participate in the Plan. The rights and obligations of any individual under the terms of his office or employment with a Participating Company or Associated Company shall not be affected by his participation in the Plan nor any right which he may have to participate under it. An individual who participates under the Plan waives all and any rights to compensation or damages in consequence of the termination of his office or employment with a Participating Company or Associated Company for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or to be entitled to exercise any Award under the Plan as a result of such termination or from the loss or diminution in value of such rights or entitlements.

9.4	Articles of Association : Any Shares acquired on the exercise of Awards shall be subject to the Articles of Association of the Company as amended from time to time;

9.5	Claims for relief under the Taxation of Chargeable Gains Act 1992: In the event that Shares are transferred to a Participant in pursuance of any Award granted under the Plan, the Participant shall, if so required by the person making the transfer, join that person in making a claim for relief under Section 165 of the Taxation of Chargeable Gains Act 1992 in respect of the disposal made by him in affecting such transfer.

9.6	Governing Law: These Rules shall be governed by and construed in accordance with the law of England. All Participants, the Company and any other Participating Company or Associated Company shall submit to the jurisdiction of the English courts in relation to anything arising under the Plan.

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APPENDIX

DEFINITIONS

Appendix	this appendix which forms part of the Rules;

Associated Company	in relation to the Company:

	(i)	any company which has Control of the Company;

	(ii)	any company (other than a Participating Company) which is under the Control of any company referred to in paragraph (i) above;

	(iii)	a body corporate which is a subsidiary undertaking (within the meaning of section 258 of the Companies Act 1985) of a Participating Company or any company referred to in paragraph (i) or (ii) above and has been designated by the Board for this purpose; and

	(iv)	any other body corporate in relation to which a body corporate within paragraph (i), (ii) or (iii) above is able (whether directly or indirectly) to exercise 20% or more of its equity voting rights and has been designated by the Board for this purpose;

Award	An award is a contingent right to acquire existing shares which is either subsisting or is proposed to be granted and may take the form of:

	(a)	an option with an option price equal to zero (“Nil Price Option”) or

	(b)	a contingent right to acquire shares at no cost (“Contingent Award”);

Award Exercise Date	the date when the exercise of an Award is effective because it complies with Rules 5.2 and 5.3;

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Award Vesting Date	the date when the Award vests because it complies with Rule 5.3;

Chief Executive	a director of the Company who from time to time is designated as the Chief Executive of the Company;

the Company	British Sky Broadcasting Group plc (registered no. 2247735);

Control	has the meaning given by Section 840 of the Taxes Act;

Date of Grant	the date on which the Grantor grants an Award by the execution of a deed under Rule 2.5;

Dealing Day	any day on which the London Stock Exchange is open for the transaction of business;

Eligible Employee	any person who at the Date of Grant is an employee of a Participating Company but who is not also a director of the Company;

Employees’ Share Scheme	the meaning given by Section 743 of the Companies Act 1985;

Grantor	in relation to an Award, the person who has granted that Award which may be the Company, an employees’ trust or any other person;

London Stock Exchange	the London Stock Exchange Limited or any successor body carrying on the business of the London Stock Exchange;

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Model Code	the Model Code for transactions in securities by directors and certain employees of listed companies issued by the London Stock Exchange from time to time;

Participant	any Eligible Employee to whom an Award has been granted, or (where the context requires) his personal representatives;

Participating Company	(i) the Company; and

(ii) any other company which is a Subsidiary of the Company;

Pensionable Age	age 65;

Plan	the British Sky Broadcasting Management Long-Term Incentive Plan in its present form or as from time to time amended in accordance with the Rules;

Plan Period	the period starting on the date the Plan is approved by the Remuneration Committee and ending on the tenth anniversary of that date;

Remuneration Committee	a duly authorised remuneration committee of the Board the majority of whose members are non-executive directors;

Rules	these rules as amended from time to time;

Share	a fully paid ordinary share in the capital of the Company;

Subsidiary	a company as defined by Section 736 of the Companies Act 1985;

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Tax Liability	in relation to a Participant, the amount of all taxes and/or national insurance contributions or any other contributions which any Participating Company and/or Associated Company is required to account for in respect of an Award;

Taxes Act	the Income and Corporation Taxes Act 1988; and

Variation	any variation to the equity share capital of the Company including (without limitation) a capitalisation issue, an offer or invitation made by way of rights, a subdivision, a consolidation or reduction.